The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 11, 2026
March , 2026 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes
Linked to the SPDR® Gold Trust due March 14, 2028
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
• The notes are designed for investors who seek variable quarterly Contingent Interest Payments determined by reference to the closing price of one share of the SPDR® Gold Trust, which we refer to as the Fund, on each day that is a scheduled trading day with respect to the Fund during the quarterly Accrual Determination Periods, which we refer to as an Accrual Determination Date. Interest will accrue on the notes on an Accrual Determination Date during an Accrual
Determination Period only if the closing price of one share of the Fund on that Accrual Determination Date is greater than or equal to 90.00% of the Strike Value, which we refer to as the Minimum Fund Price, and less than or equal to 110.00%
of the Strike Value, which we refer to as the Maximum Fund Price.
• The notes are also designed for investors who seek, in addition to any Contingent Interest Payments during the term of the notes, a return of 1.20 times any appreciation of the Fund in excess of 10%, up to a maximum return of at least
50.00%, at maturity.
• Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest
Payment may be made with respect to some or all Accrual Determination Periods.
• Investors should also be willing to forgo fixed interest payments, in exchange for the opportunity to receive Contingent
Interest Payments.
• The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
• Minimum denominations of $1,000 and integral multiples thereof
• The notes are expected to price on or about March 11, 2026 (the “Pricing Date”) and are expected to settle on or about
March 13, 2026. The Strike Value has been determined by reference to the closing price of one share of the Fund on March 9, 2026 and not by reference to the closing price of one share of the Fund on the Pricing Date.
• CUSIP: 46660MR72
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
—
$1,000
Total
$
—
$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of
Interest)” in the accompanying product supplement.
If the notes priced today, the estimated value of the notes would be approximately $979.60 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Fund: The SPDR® Gold Trust (Bloomberg ticker: GLD)
Contingent Interest Payments: Notwithstanding anything to
the contrary in the accompanying product supplement, you will receive on the applicable Interest Payment Date for each
$1,000 principal amount note a Contingent Interest Payment
equal to:
$1,000 × (n / Actual) × Contingent Interest Rate / 4
where “n” means the aggregate number of Accrual
Determination Dates in the applicable Accrual Determination
Period on which the closing price of one share of the Fund is greater than or equal to the Minimum Fund Price and less than or equal to the Maximum Fund Price; and
“Actual” means the actual number of Accrual Determination
Dates in the applicable Accrual Determination Period.
If, on each Accrual Determination Date of an Accrual
Determination Period, the closing price of one share of the Fund is less than the Minimum Fund Price or greater than the
Maximum Fund Price, no Contingent Interest Payment will be
made with respect to that Accrual Determination Period.
Contingent Interest Rate: 5.00% per annum (corresponding to
a rate of 1.25% per quarter)
Minimum Fund Price / Buffer Threshold: 90.00% of the Strike
Value, which was $425.277
Maximum Fund Price: 110.00% of the Strike Value, which was
$519.783
Maximum Return: At least 50.00% (corresponding to a
maximum payment at maturity, excluding any Contingent
Interest Payment applicable to the Maturity Date, of at least
$1,500.00 per $1,000 principal amount note) (to be provided in the pricing supplement)
Upside Leverage Factor: 1.20
Buffer Amount: 10.00%
Downside Leverage Factor: An amount equal to 1 / (1 – Buffer
Amount), which is 1.11111
Strike Date: March 9, 2026
Pricing Date: On or about March 11, 2026
Original Issue Date (Settlement Date): On or about March 13,
2026
Accrual Determination Date*: A day that is a scheduled
trading day with respect to the Fund
Accrual Determination Period: The period from, but
excluding, the Strike Date to, and including, the first Accrual
Determination Period End Date and each successive period
from, but excluding, an Accrual Determination Period End Date to, and including, the next succeeding Accrual Determination
Period End Date
Accrual Determination Period End Dates*: June 9, 2026,
September 9, 2026, December 9, 2026, March 9, 2027, June 9,
2027, September 9, 2027, December 9, 2027 and March 9,
2028 (the “final Determination Date”)
Interest Payment Dates*: June 12, 2026, September 14, 2026,
December 14, 2026, March 12, 2027, June 14, 2027,
September 14, 2027, December 14, 2027 and the Maturity Date
Maturity Date*: March 14, 2028
Payment at Maturity:
If the Final Value is greater than the Maximum Fund Price, your payment at maturity per $1,000 principal amount note, in
addition to any Contingent Interest Payment applicable to the
Maturity Date, will be calculated as follows:
$1,000 + [$1,000 × (Fund Return – 10.00%) × Upside Leverage
Factor], subject to the Maximum Return
If the Final Value is equal to or less than the Maximum Fund
Price but greater than or equal to the Buffer Threshold, you will receive, in addition to any Contingent Interest Payment
applicable to the Maturity Date, the principal amount of your notes at maturity.
If the Final Value is less than the Buffer Threshold, your
payment at maturity per $1,000 principal amount note, in
addition to any Contingent Interest Payment applicable to the
Maturity Date, will be calculated as follows:
$1,000 + [$1,000 × (Fund Return + Buffer Amount) × Downside
Leverage Factor]
If the Final Value is less than the Buffer Threshold, you will lose some or all of your principal amount at maturity.
Fund Return:
(Final Value – Strike Value)
Strike Value
Strike Value: The closing price of one share of the Fund on the
Strike Date, which was $472.53. The Strike Value is not the
closing price of one share of the Fund on the Pricing Date.
Final Value: The closing price of one share of the Fund on the final Determination Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing price of one share of the
Fund and is set equal to 1.0 on the Strike Date. The Share
Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings —
Funds — Anti-Dilution Adjustments” in the accompanying
product supplement for further information.
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes —
Postponement of a Determination Date — Notes Linked to a
Single Underlying — Notes Linked to a Single Underlying
(Other Than a Commodity Index)” and “General Terms of Notes
— Postponement of a Payment Date” in the accompanying
product supplement

PS-2 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
Supplemental Terms of the Notes
The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity
Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading
Commission.
Any values of the Fund, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
For purposes of the notes offered by this pricing supplement:
(a) for purposes of determining “n” as set forth under “Key Terms — Contingent Interest Payments” in this pricing supplement, each Accrual Determination Date in an Accrual Determination Period is a Determination Date (as defined in the accompanying product supplement) and will be subject to postponement as described under “General Terms of Notes — Postponement of a Determination
Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the
accompanying product supplement;
(b) notwithstanding anything to the contrary in the accompanying product supplement, the amount of each Contingent Interest
Payment will be calculated as set forth under “Key Terms — Contingent Interest Payments” in this pricing supplement and not according to the formula set forth under “Description of Notes — Payments on the Notes — Interest Payments” in the accompanying product supplement; and
(c) notwithstanding anything to the contrary in the accompanying product supplement, in case an event of default with respect to the notes shall have occurred and be continuing, any amount payable as described under the first paragraph of “General Terms of
Notes — Payment upon an Event of Default” in the accompanying product supplement will include any final Contingent Interest
Payment calculated as set forth under “Key Terms — Contingent Interest Payments” in this pricing supplement as if the date of acceleration were (a) the final Determination Date and (b) the Final Disrupted Determination Date (as defined in the accompanying product supplement) for the final Determination Date (if the date of acceleration is a Disrupted Day (as defined in the accompanying product supplement)).

PS-3 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
How the Notes Work
Contingent Interest Payments
See “Hypothetical Examples of Contingent Interest Payment Calculations” for more information about how the amount of the Contingent
Interest Payment for an Accrual Determination Period is calculated.
Payment at Maturity
Hypothetical Examples of Contingent Interest Payment Calculations
The following examples show how to calculate the Contingent Interest Payment for a hypothetical Accrual Determination Period. The examples assume that there are 63 Accrual Determination Dates in the applicable Accrual Determination Period and reflect the
Contingent Interest Rate of 5.00% per annum. The hypothetical closing prices of one share of the Fund and Contingent Interest
Payments set forth below are for illustrative purposes only and may not correspond to the actual closing prices of one share of the Fund
The closing price of one share of the Fund is greater
than or equal to the Minimum Fund Price and less
than or equal to the Maximum Fund Price on at least
one Accrual Determination Date.
The closing price of one share of the Fund is less than
the Minimum Fund Price or greater than the Maximum
Fund Price on each Accrual Determination Date.
Accrual Determination Periods
Compare the closing price of one share of the Fund to the Minimum Fund Price and the Maximum Fund Price on each Accrual Determination
Date during each Accrual Determination Period.
You will receive a Contingent Interest Payment on the
applicable Interest Payment Date.
Proceed to the next Accrual Determination Period.
No Contingent Interest Payment will be made on
the applicable Interest Payment Date.
Proceed to the next Accrual Determination Period.
You will receive, in addition to any
Contingent Interest Payment
applicable to the Maturity Date:
$1,000 + [$1,000 ×(Fund Return −
10.00%) ×Upside Leverage Factor],
subject to the Maximum Return
Final Determination Date Payment at Maturity
The Final Value is greater than or equal to the Maximum Fund Price.
You will receive, in addition to any
Contingent Interest Payment
applicable to the Maturity Date:
$1,000 + [$1,000 ×(Fund Return +
Buffer Amount) ×Downside Leverage
Factor]
Under these circumstances, you will
lose some or all of your principal
amount at maturity.
The Final Value is less than the Buffer Threshold.
The Final Value is less than the Maximum Fund Price but greater than or equal to the
Buffer Threshold.
You will receive, in addition to any
Contingent Interest Payment
applicable to the Maturity Date, the
principal amount of your notes.

PS-4 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
and Contingent Interest Payment for any Accrual Determination Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1: The closing price of one share of the Fund is greater than or equal to the Minimum Fund Price and less than or equal to the Maximum Fund Price on 42 Accrual Determination Dates during the Accrual Determination Period. In this case, the Contingent Interest Payment for the Accrual Determination Period is calculated as follows:
$1,000 × (42 / 63) × 5.00% / 4 = $8.3333
Example 2: The closing price of one share of the Fund is greater than or equal to the Minimum Fund Price and less than or equal to the Maximum Fund Price on 21 Accrual Determination Dates during the Accrual Determination Period. In this case, the Contingent Interest Payment for the Accrual Determination Period is calculated as follows:
$1,000 × (21 / 63) × 5.00% / 4 = $4.1667
Example 3: The closing price of one share of the Fund is less than the Minimum Fund Price on each Accrual Determination
Date during the Accrual Determination Period. In this case, the Contingent Interest Payment for the Accrual Determination Period is
$0.00.
Example 4: The closing price of one share of the Fund is greater than the Maximum Fund Price on each Accrual
Determination Date during the Accrual Determination Period. In this case, the Contingent Interest Payment for the Accrual
Determination Period is $0.00.

PS-5 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
Hypothetical Payout Profile
The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to a hypothetical Fund.
Each hypothetical total return and payment at maturity set forth below does not reflect any Contingent Interest Payments that might be payable. See “Hypothetical Examples of Contingent Interest Payments Calculations” for more information on how the amount of the Contingent Interest Payment for an Accrual Determination Period is calculated. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity, excluding any Contingent
Interest Payment applicable to the Maturity Date, per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:
• a Strike Value of $100.00;
• a Maximum Return of 50.00%;
• an Upside Leverage Factor of 1.20;
• a Buffer Threshold of $90.00 (equal to 90.00% of the hypothetical Strike Value);
• a Buffer Amount of 10.00%; and
• a Downside Leverage Factor of 1.11111.
The hypothetical Strike Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value.
The actual Strike Value is the closing price of one share of the Fund on the Strike Date and is specified under “Key Terms — Strike
Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of the Fund, please see the historical information set forth under “The Fund” in this pricing supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value
Fund Return
Total Return on the Notes
Payment at Maturity
$180.00000
80.00000%
50.000%
$1,500.00
$165.00000
65.00000%
50.000%
$1,500.00
$151.66667
51.66667%
50.000%
$1,500.00
$150.00000
50.00000%
48.000%
$1,480.00
$140.00000
40.00000%
36.000%
$1,360.00
$130.00000
30.00000%
24.000%
$1,240.00
$120.00000
20.00000%
12.000%
$1,120.00
$110.00000
10.00000%
0.000%
$1,000.00
$105.00000
5.00000%
0.000%
$1,000.00
$101.00000
1.00000%
0.000%
$1,000.00
$100.00000
0.00000%
0.000%
$1,000.00
$95.00000
-5.00000%
0.000%
$1,000.00
$90.00000
-10.00000%
0.000%
$1,000.00
$80.00000
-20.00000%
-11.111%
$888.89
$70.00000
-30.00000%
-22.222%
$777.78
$60.00000
-40.00000%
-33.333%
$666.67
$50.00000
-50.00000%
-44.444%
$555.56
$40.00000
-60.00000%
-55.555%
$444.45
$30.00000
-70.00000%
-66.667%
$333.33
$20.00000
-80.00000%
-77.778%
$222.22
$10.00000
-90.00000%
-88.889%
$111.11
$0.00000
-100.00000%
-100.000%
$0.00

PS-6 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Fund Returns. Each hypothetical payment at maturity set forth below does not reflect any Contingent Interest Payments that might be payable. See
“Hypothetical Examples of Contingent Interest Payments Calculations” for more information on how the amount of the Contingent
Interest Payment for an Accrual Determination Period is calculated. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount.
Hypothetical Payout Examples
Upside Scenario:
If the Final Value is greater than the Maximum Fund Price, investors will receive at maturity, in addition to any Contingent Interest
Payment applicable to the Maturity Date, the $1,000 principal amount plus a return equal to (a) the Fund Return minus 10.00% times
(b) the Upside Leverage Factor of 1.20, up to the Maximum Return of at least 50.00%. Assuming a hypothetical Maximum Return of
50.00%, an investor will realize the maximum payment at maturity at a Final Value at or above approximately 151.66667% of the Strike
Value.
• If the closing price of one share of the Fund increases 20.00%, investors will receive at maturity, in addition to any Contingent
Interest Payment applicable to the Maturity Date, a return equal to 12.00%, or $1,120.00 per $1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 × (20.00% – 10.00%) × 1.20] = $1,120.00
The total amount paid on the notes will depend on the amount of Contingent Interest Payments received with respect to each
Interest Payment Date.
• Assuming a hypothetical Maximum Return of 50.00%, if the closing price of one share of the Fund increases 65.00%, investors will receive at maturity, in addition to any Contingent Interest Payment applicable to the Maturity Date, a return equal to the 50.00%
Maximum Return, or $1,500.00 per $1,000 principal amount note, which is the maximum payment at maturity. The total amount paid on the notes will depend on the amount of Contingent Interest Payments received with respect to each Interest Payment Date.
Par Scenario:
If the Final Value is equal to or less than the Maximum Fund Price but greater than or equal to the Buffer Threshold of 90.00% of the
Strike Value, investors will receive at maturity, in addition to any Contingent Interest Payment applicable to the Maturity Date, the principal amount of their notes. The total amount paid on the notes will depend on the amount of Contingent Interest Payments received with respect to each Interest Payment Date.
Downside Scenario:
If the Final Value is less than the Buffer Threshold of 90.00% of the Strike Value, investors will lose 1.11111% of the principal amount of their notes for every 1% that the Final Value is less than the Strike Value by more than the Buffer Amount of 10.00% and will receive any Contingent Interest Payment applicable to the Maturity Date.

PS-7 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
• For example, if the closing price of one share of the Fund declines 60.00%, investors will lose 55.555% of their principal amount and receive only $444.45 per $1,000 principal amount note at maturity, calculated as follows, and will receive any Contingent
Interest Payment applicable to the Maturity Date:
$1,000 + [$1,000 × (-60.00% + 10.00%) × 1.11111] = $444.45
The total amount paid on the notes will depend on the amount of Contingent Interest Payment received with respect to each
Interest Payment Date.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.
Risks Relating to the Notes Generally
• YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the Final Value is less than the Buffer Threshold, you will lose 1.11111% of the principal amount of your notes for every 1% that the Final Value is less than the Strike Value by more than 10.00%.
Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.
• YOUR MAXIMUM GAIN ON THE NOTES, EXCLUDING ANY CONTINGENT INTEREST PAYMENTS THAT MIGHT BE
PAYABLE, IS LIMITED TO THE MAXIMUM RETURN,
regardless of any appreciation of the Fund, which may be significant.
• THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
The amount of interest, if any, you will receive with respect to each Accrual Determination Period will depend on the number of
Accrual Determination Dates during the relevant Accrual Determination Period on which the closing price of one share of the Fund is greater than or equal to the Minimum Fund Price and less than or equal to the Maximum Fund Price. Although the Contingent
Interest Rate is a fixed rate, the effective rate of interest paid by us for each Accrual Determination Period is not fixed.
Interest will accrue on the notes on an Accrual Determination Date during an Accrual Determination Period only if the closing price of one share of the Fund on that Accrual Determination Date is greater than or equal to the Minimum Fund Price and less than or equal to the Maximum Fund Price. If, on each Accrual Determination Date of an Accrual Determination Period, the closing price of one share of the Fund is less than the Minimum Fund Price or greater than the Maximum Fund Price, no Contingent Interest
Payment will be made with respect to that Accrual Determination Period. Accordingly, if, on each Accrual Determination Date of each Accrual Determination Period, the closing price of one share of the Fund is less than the Minimum Fund Price or greater than the Maximum Fund Price, you will not receive any Contingent Interest Payments over the term of the notes.
If you do not earn sufficient Contingent Interest Payments over the term of the notes, the overall return on the notes, taking into account any positive return at maturity based on any appreciation of the Fund in excess of 10%, may be less than the amount that would be paid on a conventional debt security issued by us with a comparable maturity. Although the amount of any Contingent
Interest Payment is determined, in part, by reference to the performance of the Fund, the notes do not actually pay interest that tracks the return of the Fund. You should consider, among other things, the overall effective annual percentage rate of interest to maturity as compared to other investment alternatives.
• THE AMOUNT OF ANY CONTINGENT INTEREST PAYMENT IS BASED ON THE CLOSING PRICE OF ONE SHARE OF THE
FUND, WHICH MAY RESULT IN AN EFFECTIVE INTEREST RATE OF ZERO —
Although the Contingent Interest Rate is a fixed rate, for every Accrual Determination Date during any Accrual Determination
Period on which the closing price of one share of the Fund is less than the Minimum Fund Price or greater than the Maximum Fund
Price, the amount of the Contingent Interest Payment for that Accrual Determination Period will be reduced. The amount of interest that accrues on the notes in any Accrual Determination Period may decrease even if the Fund appreciates. If, on each
Accrual Determination Date of an Accrual Determination Period, the closing price of one share of the Fund is less than the
Minimum Fund Price or greater than the Maximum Fund Price, the effective interest rate for that Accrual Determination Period

PS-8 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during that period.
• YOUR ABILITY TO BENEFIT FROM THE UPSIDE LEVERAGE FACTOR IS LIMITED BY THE MAXIMUM FUND PRICE —
The Upside Leverage Factor applies only if the Final Value is greater than the Maximum Fund Price. In addition, the Upside
Leverage Factor applies only to any appreciation of the Fund in excess of 10.00%.
• CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
• AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS
—
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
• YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THE COMMODITIES HELD BY THE FUND.
• THE RISK OF THE CLOSING PRICE OF ONE SHARE OF THE FUND FALLING BELOW THE MINIMUM FUND PRICE OR
BUFFER THRESHOLD OR RISING ABOVE THE MAXIMUM FUND PRICE IS GREATER IF THE PRICE OF ONE SHARE OF
THE FUND IS VOLATILE.
• LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to buy the notes.
You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
• THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the
Maximum Return.
Risks Relating to Conflicts of Interest
• POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
In addition, the benchmark price of the Fund’s Underlying Commodity (as defined under “The Fund” below) is administered by the
London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and we are, or one of our affiliates is, a price participant that contributes to the determination of that price. Furthermore, our affiliate is the custodian of the

PS-9 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
Fund. We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with our roles as a price participant and a custodian that might affect the Fund or the notes.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
• THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF
THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
• SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the
Maturity Date could result in a substantial loss to you.
• SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks
Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-10 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
Risks Relating to the Fund
• THE FUND IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION
UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT —
Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
• THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING COMMODITY AS WELL AS THE NET
ASSET VALUE PER SHARE —
The Fund does not fully replicate the performance of its Underlying Commodity (as defined under “The Fund” below) due to the fees and expenses charged by the Fund or by restrictions on access to the Underlying Commodity due to other circumstances.
The Fund does not generate any income, and as the Fund regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The Fund sells its Underlying
Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the Fund of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the Fund’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the Fund’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Commodity. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, the Fund’s Underlying Commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Commodity as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
• THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH GOLD —
The investment objective of the Fund is to reflect the performance of the price of gold bullion, less the expenses of the Fund’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.
• THERE ARE RISKS RELATING TO COMMODITIES TRADING ON THE LBMA —
The investment objective of the Fund is to reflect the performance of the price of gold bullion, less the expenses of the Fund’s operations. The price of gold is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of
LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of
LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or

PS-11 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.
• SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF
COMMODITIES GENERALLY —
The Fund is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The
Fund’s Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.
• THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.
However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-12 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
The Fund
The Fund is an investment trust sponsored by World Gold Trust Services, LLC. The investment objective of the Fund is for its shares to reflect the performance of the price of gold bullion, less the expenses of the Fund’s operations. The Fund holds gold bars. We refer to gold as the Underlying Commodity with respect to the Fund. For additional information about the Fund, see “Fund Descriptions — The
SPDR® Gold Trust” in the accompanying underlying supplement.
Historical Information
The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the
Fund from January 8, 2021 through March 6, 2026. The closing price of one share of the Fund on March 9, 2026 was $472.53. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.
The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on any Accrual Determination Date or the final Determination Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount or the payment of any interest.
Tax Treatment
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes
Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Assuming this treatment is respected, subject to the following sentence and subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, if you sell your notes between Interest Payment Dates, it is likely that you will be treated as having ordinary income equal to the amount of the Interest
Payment that has accrued as of the date of the sale. You should consult your tax adviser regarding this issue. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain”
(as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Our special tax counsel has not expressed an opinion with respect to whether the constructive

PS-13 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to)
withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.
In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our

PS-14 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary
Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the
Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.
See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value
of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-
Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work,” “Hypothetical Examples of Contingent Interest Payment Calculations,” “Hypothetical Payout Profile”
and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Fund” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.
You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-15 | Structured Investments
Capped Buffered Return Enhanced Range Accrual Notes Linked to the
SPDR® Gold Trust
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
• Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
• Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
• Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.